AT THE COMPANY:
417-879-3326
Alex Budzinsky
a.budzinsky@decorize.com or
Gaylen Ball
g.ball@decorize.com
www.decorize.com

                 DECORIZE, INC. ANNOUNCES NEW CEO AND FINANCING

SPRINGFIELD, MO: December 17, 2003: (AMEX: DCZ) - Decorize, Inc. announced today that it has agreed that upon completion of associated financing it will appoint
Steve Crowder as President and Chief Executive Officer of the Company. Mr.
Crowder is currently Executive Vice President of SRC Holdings Corporation
("SRC") and President of ReGen Technologies, an affiliate of SRC. In connection with this decision, SRC has agreed in principle to invest $500,000 to acquire shares of Decorize Cumulative Convertible Preferred Stock, on final terms to be agreed. Mr. Crowder and Steve Fox, Managing Director of Quest Capital Alliance,
L.L.C. ("Quest"), have agreed to serve as Directors of the Company upon closing of the transaction.

Jim Parsons, who will continue to lead the Company's product development activities, said, "I look forward to working with Steve Crowder to achieve the goals that our team has developed over the last four years since we formed
Decorize. The Company is committed to developing trend setting products while setting new standards for quality and overall value."

Kevin Bohren, who will continue to serve as the Chairman of the Board, said, "We are excited to have a veteran executive like Steve Crowder join Decorize. With his years of operational experience, and with the financial support of SRC and
Quest, we look forward to Steve leading Decorize to realize its full potential in the home furnishings industry."

Steve Crowder has extensive experience as a senior executive in leading early stage companies to obtain significant growth and profitability. In his most recent position as President of ReGen Technologies, a joint venture between SRC and Deere & Company, he has substantially increased revenues and profits during his tenure. He has previously held positions as President of ATS Custom
Solutions, and executive positions with TechForce Corporation, and McDonnell
Aircraft Company, among others. Mr. Crowder serves on the board of SRC and several other private companies. He received a BS degree from Southwest Missouri
State University.

Decorize, Inc. has developed a sourcing and logistics model that reduces various costs that have traditionally been channeled into the home furnishings category.
The company

delivers products directly from the Far East to its retail customers and reduces or eliminates handling and storage costs, which results in substantial cost savings. Decorize has served more than 2,000 small and large retail accounts, including national brand names such as Dillard's, Rooms To Go, and Sears -- The
Great Indoors.
Additional information on the company and its products can be found at
http://www.decorize.com.

Forward-Looking Statements
Statements about the future performance of Decorize, economic trends, and other forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.
Investors are cautioned that such forward-looking statements involve risks and uncertainties, including and without limitation, continued acceptance of
Decorize's products, increased levels of competition for the company, new products and technological changes, Decorize's dependence on third-party suppliers, and other risks detailed from time to time in Decorize's periodic reports filed with the Securities and Exchange Commission. Decorize provides no assurance regarding the actual outcome of the events contemplated by any forward-looking statements included in this release.